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                                  EXHIBIT 99.14

                 WRITTEN COMPENSATION AGREEMENT-ROBERT SCHAEFER

                             COMPENSATION AGREEMENT

         Agreement made as of the 21 day of November, 1996 by and between Worldcomm Systems Inc., a Delaware corporation (the "Corporation"), and Robert Schaefer ("Holder").

                               W I T N E S S E T H

         WHEREAS, in consideration for services performed by Holder, the Corporation granted Holder a common stock purchase warrant on November 21,1996, to purchase 3,000 shares of the Corporation's Common Stock (the "Warrant") upon the terms and conditions set forth in the documentation evidencing such Warrant.

         NOW, THEREFORE, in consideration of the above premises, the parties hereto agree as follows:

         1. The Corporation and Holder acknowledge and agree that the Warrant is granted solely as compensation for services rendered the Corporation by Holder and not for any capital-raising purposes or in connection with any capital-raising activities.

         2. This agreement is intended solely to memorialize the agreement and understanding which exists between Holder and the Corporation concerning the grant of the Warrant. Nothing herein or in the documentation evidencing the Warrant is intended to provide Holder with the right to remain in the Corporation's service for any specific period, and Holder's services may be terminated at any time by the Corporation, for any reason, with or without cause.

         IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.


                                       WORLDCOMM SYSTEMS INC.


                                       BY: /S/ KENNETH A. MILLER
                                           ----------------------------
                                           KENNETH A. MILLER, PRESIDENT


                                       HOLDER


                                       /s/ Robert Schaefer
                                       --------------------------------
                                       Robert Schaefer